UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/07/2005

INTERNATIONAL FUEL TECHNOLOGY INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25367

NV	880357508
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of Principal Executive Offices, Including Zip Code)

314-727-3333
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 4, 2005, International Fuel Technology, Inc. (the "Company") entered into employment agreements with Ms. Jayne A. Winfrey and Mr. Gary S. Hirstein under which Ms. Winfrey will be employed as the Company's President and Chief Operating Officer ("COO") and Mr. Hirstein will be employed as the Company's Executive Vice President and Chief Financial Officer ("CFO"). Ms. Winfrey and Mr. Hirstein, both former employees of Shell Oil Company ("Shell"), will serve in these positions until March 31, 2008.

The Company will pay Ms. Winfrey an initial base salary of $200,000 and will pay Mr. Hirstein an initial base salary of $175,000. Pursuant to their employment agreements, Ms. Winfrey and Mr. Hirstein will receive options to purchase up to 1,375,099 shares each of the Company's common stock at $2.23 per share and twenty-five days of paid vacation. In addition, they are eligible to participate in all welfare benefit programs of the Company, including health and dental insurance coverage, retirement plans and profit-sharing programs, that the Company may provide from time to time.

Any party to their respective employment agreements may terminate the agreement within ten days after the expiration of the first ninety days of the probationary period. After this period, the Company may terminate the employment of Ms. Winfrey and Mr. Hirstein with or without cause. Ms. Winfrey and Mr. Hirstein may elect to terminate their employment with good cause, as defined by their respective agreements.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 4, 2005, Mr. Jonathan Burst resigned as the Company's President, and the Company's Board of Directors appointed Ms. Winfrey, age 53, to replace Mr. Burst as President and serve as its COO. Mr. Burst will continue to serve as the Company's Chief Executive Officer and Chairman of the Board under his existing employment agreement with the Company, as the terms and conditions remain the same.

During her twenty-five years at Shell, Ms. Winfrey led the global design team and the U.S. marketing campaign for Shell's most highly formulated gasoline, managed fuels strategy and marketing as General Manager and served as General Manager for Shell's retail service station facilities. She previously served as President of Shell Marketing Holdings, a joint venture holding company, and represented Shell's joint venture interests while serving as a director on numerous boards. A brief description of the material terms of Ms. Winfrey's employment agreement is discussed in Item 1.01 above.

Also effective April 4, 2005, Mr. Michael Obertop resigned from his position as the Company's CFO, and the Company's Board of Directors selected Mr. Hirstein, age 51, to replace Mr. Obertop as the Company's Executive Vice President and CFO. Mr. Obertop will continue to serve the Company as Secretary and General Counsel.

During the past twenty-seven years, Mr. Hirstein held various financial and operational positions with Shell under which he was responsible for economic and financial analysis and modeling, auditing, asset and real estate portfolio management, joint venture creation and management and the design and implementation of value creation strategies. In his most recent position as Shell's Property and Planning Manager, Mr. Hirstein was responsible for overseeing large capital expenditure budgets, an investment portfolio of more than $4 billion and an asset divestment program that produced net proceeds of $750 million. A brief description of the material terms of Mr. Hirstein's employment agreement is discussed in Item 1.01 above.

Item 9.01.    Financial Statements and Exhibits

10.1 Employment Agreement by and between International Fuel Technology, Inc. and Jayne A. Winfrey, dated April 4, 2005.

10.2 Employment Agreement by and between International Fuel Technology, Inc. and Gary S. Hirstein, dated April 4, 2005.

99.1 Press Release of International Fuel Technology, Inc. dated April 4, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY INC

Date: April 07, 2005.	By:	/s/ Jonathan R. Burst
Jonathan R. Burst
Chief Executive Officer and Chairman of the Board

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement by and between International Fuel Technology, Inc. and Jayne A. Winfrey, dated April 4, 2005.
EX-10.2	Employment Agreement by and between International Fuel Technology, Inc. and Gary S. Hirstein, dated April 4, 2005.
EX-99.1	Press Release of International Fuel Technology, Inc. dated April 4, 2005.